                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                  YEARS ENDED DECEMBER 31,
                                               ---------------------------------------------------------------
                                                     THE PREDECESSOR(1)                     BIRCH
                                               ------------------------------   ------------------------------
                                                 1995       1996       1997       1997       1998       1999
                                               --------   --------   --------   --------   --------   --------
                                                                (IN THOUSANDS, EXCEPT RATIOS)
Earnings
  Total earnings (loss)......................    $ 94       $289       $268     $(1,789)   $(16,208)  $(61,804)
  Income tax.................................      --         --         --          --          --         --
                                                 ----       ----       ----     -------    --------   --------
Subtotal.....................................     175        494        454      (1,789)    (16,208)   (61,804)
Fixed charges
  Interest charges...........................      58        102         97          --          --         --
  Interest factor of operating rents.........      13         16         19          --          --         --
                                                 ----       ----       ----     -------    --------   --------
Total fixed charges..........................      71        118        116          --          --         --
                                                 ----       ----       ----     -------    --------   --------
Earnings, as adjusted........................    $246       $612       $570     $(1,789)   $(16,208)  $(61,804)
                                                 ====       ====       ====     =======    ========   ========
Ratio of earnings to fixed charges...........    3.46x      5.19x      4.91x         --          --         --
Deficiency of earnings to fixed charges......      --         --         --     $(1,789)   $(16,208)  $(61,804)

Note: For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes plus fixed charges. Fixed charges consist of interest expense and a reasonable approximation of the interest factor included in rental payments on operating leases.

------------------------

(1) The Predecessor company is Valu-Line Companies which was merged with us during February 1998. Prior to February 1998, we had no revenues and were in the developmental stage.